Exhibit 10.3

GOLDMAN, SACHS & CO. | ONE NEW YORK PLAZA | NEW YORK, NEW YORK 10004 |TEL: (212) 902-1000

DATE:	April 11, 2007

TO:	The TriZetto Group, Inc.
567 Nicolas Drive, Suite 360
Newport Beach, CA 92660
ATTENTION:	Chief Financial Officer
TELEPHONE:	(949) 719-2200
FACSIMILE:	(949) 219-2199
A/C:	028631232
Ref. No:	SDB1625538373

FROM:	Goldman, Sachs & Co.
The Office of Dealer for the Transaction is:
One New York Plaza,
New York, New York 10004
TELEPHONE:	(212) 902-1000
FACSIMILE:	(212) 428-1980

SUBJECT:	Equity Derivatives Confirmation

The purpose of this facsimile agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Goldman, Sachs & Co. (the “Dealer”) and The TriZetto Group, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA 2002 Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

1.	The Transaction shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

General:

Trade Date:	April 11, 2007.

Effective Date:	The closing date for the initial issuance of the Convertible Notes.

Option Style:	“Modified American”, as described below under “Procedure for Exercise”.

Option Type:	Call

Seller:	Dealer.

Buyer:	Counterparty.

Shares:	The common stock, par value USD .001 per share, of Counterparty.

Convertible Notes:	1.125% Senior Convertible Notes of Counterparty due 2012, issued pursuant to the indenture to be dated as of April 17, 2007, by and between Counterparty and Wells Fargo Bank, National Association, as trustee (the “Indenture”). Certain defined terms used herein have the meanings assigned to them in Indenture without regard to any amendments thereto not consented to by Dealer. In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern.

Number of Options:	230,000.

Option Entitlement:	45.5114. Notwithstanding anything to the contrary herein or in the Agreement (including without limitation the provisions of Calculation Agent Adjustment), in no event shall the Option Entitlement at any time be greater than the Conversion Rate (as such term is defined in the Indenture) at such time.

Strike Price:	USD1,000 divided by the Option Entitlement.

Premium:	USD 14,743,000 (Premium per Option USD 256.40).

Premium Payment Date:	The Effective Date.

Exchange:	The Nasdaq Global Select Market of the Nasdaq Stock Market, Inc.

Related Exchanges:	All Exchanges.

Calculation Agent:	Dealer.

Procedure for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” as defined in the Indenture.

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Convertible Notes in denominations of USD1,000 principal amount submitted for conversion on such Conversion Date in accordance with the terms of the Indenture shall be exercised automatically, subject to “Notice of Exercise” below.

Expiration Date:	The earlier of (x) the last day on which any Convertible Note remains outstanding and (y) the maturity date of the Convertible Notes.

Scheduled Trading Day:	As such term is defined in the Indenture.

Multiple Exercise:	Applicable, as provided under “Required Exercise on Conversion Dates”.

Automatic Exercise:	As provided under “Required Exercise on Conversion Dates”.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options,

(a) if Physical Settlement applies, Counterparty must notify Dealer in writing prior to 5:00 PM, New York City time, on the second Scheduled Trading Day immediately preceding the scheduled first day of the Settlement Period (as defined in the Indenture) relating to the Convertible Notes converted on the Conversion Date, which notice shall specify (i) the number of Options being exercised on such Exercise Date and (ii) the Conversion Date;

(b) if Cash Settlement or Combination Settlement applies, Counterparty must notify Dealer in writing prior to 5:00 PM, New York City time, on the second Scheduled Trading Day immediately preceding the scheduled first day of the Settlement Period, relating to the Convertible Notes converted on the Conversion Date relating to the relevant Exercise Date, which notice shall specify (i) the number of Options being exercised on such Exercise Date, and (ii) the scheduled first day of the Settlement Period.

provided, that, in either case, with respect to any Conversion Date occurring during the period beginning 45 Scheduled Trading Days preceding the maturity date of the Convertible Notes (the “Final Conversion Period”) the Counterparty shall notify the Dealer in writing prior to 5:00 PM, New York City time, on the Scheduled Trading Date immediately following the Conversion Date for the relevant Convertible Note.

Applicable Percentage:	25%[1]

Settlement Terms:

Settlement Method:	Physical Settlement, Cash Settlement or Combination Settlement as specified by Counterparty pursuant to Notice of Settlement Method; provided that if Counterparty does not specify a Settlement Method in accordance with Notice of Settlement, the Settlement Method shall be Physical Settlement.

[1]	Insert the percentage of the aggregate Convertible Notes subject to this confirmation.

Physical Settlement:	Notwithstanding anything to the contrary in the Equity Definitions, means that Counterparty has elected under the Indenture to deliver solely Shares to satisfy the Conversion Obligation (as defined in the Indenture) in connection with the conversion of the Convertible Notes.

Cash Settlement:	Notwithstanding anything to the contrary in the Equity Definitions, means that Counterparty has elected under the Indenture to deliver solely cash to satisfy the Conversion Obligation in connection with the conversion of the Convertible Notes.

Combination Settlement:	Means that Counterparty has elected under the Indenture to deliver a combination of Shares and cash to satisfy the Conversion Obligation in connection with the conversion of the Convertible Notes.

Notice of Settlement Method:	With respect to each Settlement Date, Counterparty shall notify Dealer of the Settlement Method no later than (i) in the case of any Settlement Date other than the Settlement Date with respect to the Final Conversion Period, 5:00 PM, New York City time, on the second Scheduled Trading Day immediately following the Conversion Date for the Convertible Notes as to which the Counterparty has a Conversion Obligation on such Settlement Date and (ii) in the case of the Settlement Date with respect to the Final Conversion Period, 5:00 PM, New York City time, on the Scheduled Trading Day immediately preceding the scheduled commencement of the Final Conversion Period; provided that it shall be a condition to Counterparty’s election of Cash Settlement or Combination Settlement that at the time of such election Counterparty and each of its affiliates is not, and Counterparty hereby represents and covenants that at such time neither of them will be, in possession of any material non-public information with respect to Counterparty.

Settlement Date:	Subject to the delivery of a Notice of Exercise and, if any, a Notice of Settlement Method, to Dealer, the date Shares and/or cash are required to be delivered with respect to the Convertible Notes under the terms of the Indenture.

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to Notice of Exercise and Notice of Settlement Method above, in respect of an Exercise Date, Dealer will deliver to Counterparty, on the related Settlement Date,

(a) if Physical Settlement applies, a number of Shares equal to the product of the Applicable Percentage and the lesser of (i) the aggregate number of Shares (and cash in lieu of fractional Shares, if any, resulting from rounding of such aggregate number of Shares based on the VWAP (as defined in the Indenture) on the Conversion Date) that Counterparty would have been obligated to deliver to holder(s) of the Convertible Notes if Counterparty elected Combination Settlement and (ii) the excess of (x) the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the Convertible Notes pursuant to its election in accordance with the Indenture to satisfy its entire Conversion Obligation with respect to such Conversion Date in Shares only over (y) such number of Shares equal to the product of (A) the

Number of Options exercised with respect to such Settlement Date and (B) (i) USD 1,000 divided by (ii) the VWAP (as defined in the Indenture) for the Shares on the final Settlement Period Trading Day (as defined in the Indenture) of the applicable Settlement Period as if Counterparty elected Combination Settlement;

(b) if Combination Settlement applies, a number of Shares equal to the product of the Applicable Percentage and the aggregate number of Shares (and cash in lieu of fractional Shares, if any, resulting from rounding of such aggregate number of Shares based on the VWAP (as defined in the Indenture) on the Conversion Date) that Counterparty is obligated to deliver to holder(s) of the Convertible Notes pursuant to its election in accordance with the Indenture to satisfy its Conversion Obligation with respect to such Conversion Date in a combination of cash and Shares, provided that, if pursuant to the terms of the Indenture, Counterparty elects to deliver cash in lieu of Shares (the “Cash in Lieu Amount”) in order to comply with requirements of the Exchange (the “Exchange Limitation Election”), the Delivery Obligation will be determined pursuant to this clause (b) without regard to such election by Counterparty, provided that the Delivery Obligation shall not exceed the number of Shares equal to the number of Shares deliverable to holders of the Convertible Notes determined taking into account the Exchange Limitation Election plus a number of Shares equal to the Cash in Lieu Amount divided by the VWAP (as defined in the Indenture) for the Shares on the Trading Day immediately prior to the Settlement Date (and cash in lieu of fractional Shares, if any, resulting from rounding of such aggregate number of Shares based on the VWAP on the Trading Day immediately prior to the Settlement Date); and

(c) if Cash Settlement applies, an amount equal to the product of the Applicable Percentage and the excess, if any, of (i) the cash that Counterparty is obligated to deliver to holder(s) of the Convertible Notes pursuant to its election in accordance with the Indenture to satisfy its entire Conversion Obligation with respect to such Conversion Date in cash only over (ii) the principal amount of the Convertible Notes being converted on such Conversion Date (in each case of clause (a), (b) or (c), such Shares and/or cash collectively, the “Convertible Obligations”);

provided that, in all cases, the Delivery Obligation shall be determined excluding any Shares or cash (including cash in lieu of fractional Shares) that Counterparty is obligated to deliver to holder(s) of the Convertible Notes as a direct or indirect result of any adjustments to the Conversion Rate pursuant to the provisions in the Indenture permitting Counterparty to voluntarily increase the Conversion Rate (i.e., not as a result of an event requiring such an increase pursuant to the terms of the Indenture) (“Voluntary Increases”) or to reflect “make-whole” increases in the Conversion Rate with respect to “fundamental changes” (as defined in the Indenture) (“Make-Whole Increases”) and any interest payment that the Counterparty is obligated to deliver to holder(s) of the Convertible Notes. For the avoidance of doubt, if Cash

Settlement applies and the Daily Conversion Value, as defined in the Indenture, for each of the Settlement Period Trading Days occurring in the relevant Settlement Period, is less than or equal to 1/40th of USD 1,000, Dealer will have no delivery obligation hereunder in respect of such Exercise Date.

Notice of Delivery Obligation:	As applicable and no later than the later of (a) the relevant Exercise Date and (b) the Exchange Business Day immediately following the last day of the Settlement Period, Counterparty shall give Dealer notice of the final number of Shares and/or the amount of cash comprising the Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or the amount of cash comprising the Convertible Obligations for all such Exercise Dates (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Settlement Currency:	USD.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form representing the Settlement Amount to Counterparty in lieu of delivery through the Clearance System.

Share Adjustments:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means any occurrence of any event or condition, as set forth in the Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate constituting a Voluntarily Increase or Make-Whole Increase.

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than provisions in the Indenture with respect to voluntarily increases by Counterparty to the Conversion Rate or to reflect “make-whole” payments with respect to “fundamental changes”), the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.

Extraordinary Events:

Merger Events, Tender Offer:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” or “Tender Offer” means the occurrence of any “fundamental changes” or any event which results in the Convertible Notes becoming convertible into “reference property” as set forth in the Indenture.

Consequences of Merger Events and Tender Offers:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or Tender Offer, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is made under the Indenture; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate constituting a Voluntary Increase or Make-Whole Increase; and provided further that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to Dealer is not reduced as a result of such adjustment.

Nationalization, Insolvency and Delisting:	Cancellation and Payment

Additional Disruption Events:

Change in Law:	Applicable

Insolvency Filing:	Applicable

Determining Party:	Dealer

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Mutual Representations: Each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(i)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(ii)

Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility”

as defined in Section 1a(33) of the CEA. It has entered into the Transaction with the expectation and intent that the Transaction shall be performed to its termination date.

(iii)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(iv)	Investment Company Act. It is a “qualified purchaser” as defined under the Investment Company Act of 1940, as amended.

(v)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

(vi)	Each party acknowledges and agrees to be bound by the Conduct Rules of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

Counterparty Representations: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants that:

(i)	Counterparty is not as of the Trade Date and the Premium Payment Date and shall not be after giving effect to the transactions contemplated hereby, insolvent.

(ii)	Counterparty shall promptly provide written notice to Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer.

(iii)	Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings.

(iv)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(v)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(vi)	The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 3 of the Purchase Agreement dated as of April 11, 2007 between Counterparty and Dealer as representative of the Initial Purchasers thereto (the “Purchase Agreement”) are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein, in each case as of the Trade Date.

(vii)	Counterparty understands, agrees and acknowledges that Dealer has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

(viii)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix)	Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency.

(x)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Dealer as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(xi)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(xii)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of Section 9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(xiii)	Counterparty’s filings under the Securities Act, the Exchange Act, and other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(xiv)	Counterparty has not violated, and shall not directly or indirectly violate in any material respect, any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with the Transaction.

(xv)	The Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, has been approved by Counterparty’s board of directors and any such repurchase has been, or shall when so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto.

Miscellaneous:

Netting and Set-Off. The parties hereto agree that the Transaction shall not be subject to netting or set off with any other transaction.

Staggered Settlement. Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates

(each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “settlement period”) or delivery times and how it will allocate the Shares it is required to deliver under “Net Share Settlement” (above) among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

Additional Termination Events. The occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Notes as set forth in the Indenture or (ii) an Amendment Event or Repayment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(a) of the Agreement; provided that, in the case of a Repayment Event, either Dealer or, with the consent of Dealer (such consent not to be unreasonably withheld), Counterparty may designate an Early Termination Date pursuant to Section 6(a) of the Agreement but, in either case, solely with respect to the principal amount of Convertible Notes that cease to be outstanding in connection with or as a result of such Repayment Event. It is understood, that Dealer may withhold its consent to an Additional Termination Event relating to a Repayment Event if (a) such proposed termination would adversely impact Dealer’s hedging activities or risk position with respect to (i) the Transaction or (ii) any other position or transaction of Dealer with respect to the Shares, including any options or other derivative transaction with respect to the Shares or (b) Dealer reasonably determines that it is inadvisable to so terminate the Transaction because of concerns that any related hedging activities could be viewed as not complying with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

“Amendment Event” means that Counterparty amends, modifies, supplements or waives any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior consent of Dealer, such consent not to be unreasonably withheld.

“Repayment Event” means that (a) any Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty, (b) any Convertible Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), other than as a result of and in connection with the exercise of a conversion under the Convertible Notes, or (c) any of the Convertible Notes is surrendered by Counterparty to the trustee for cancellation, other than registration of a transfer of such Convertible Notes or as a result of and in connection with the exercise of a conversion under such Convertible Notes.

Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; (ii) in order to allow

Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page TZIX <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). This paragraph shall survive the termination, expiration or early unwind of the Transaction.

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s rights and remedies outside of such U.S. bankruptcy proceeding; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

Securities Contract; Swap Agreement. Each of Dealer and Counterparty agrees and acknowledges (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Unit Equity Percentage as determined on such day is (a) equal to or greater than 6% and (b) greater by 0.5% than the Unit Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Unit Equity Percentage as of the date hereof). The “Unit Equity Percentage” as of any day is the fraction (i) the numerator of which is the product of the number of Options, and the Option Entitlement, and (ii) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, upon written request, each of such Section 16 Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Section 16 Indemnified Person, such

Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to the Section 16 Indemnified Person to represent the Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that the Section 16 Indemnified Person fails to promptly notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided, that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this indemnity agreement. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Section 16 Indemnified Person, unless such settlement includes an unconditional release of such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Section 16 Indemnified Person. If the indemnification provided for in this paragraph is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events. If Dealer owes Counterparty any amount in connection with the Transaction pursuant to Sections 12.2, 12.3 (and “Consequences of Merger Events and Tender Offers” above), 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of (x) an Event of Default in which Counterparty is the Defaulting Party or (y) a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Dealer Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Dealer Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date (“Notice of Dealer Termination Delivery”). Within a commercially reasonable period of time following receipt of a Notice of Dealer Termination Delivery, Dealer shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Dealer Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” It is understood and agreed that notwithstanding anything to the contrary in the Equity Definitions, Counterparty shall have no obligation hereunder or under the Agreement to make any delivery or payment to Dealer in connection with any such Early Termination Date.

“Termination Delivery Unit” means (a) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (b) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to receive cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent shall replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Rule 10b-18. Except as disclosed to Dealer in writing prior to the date on which the offering of the Convertible Notes was first announced, Counterparty represents and warrants to Dealer that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act). Counterparty agrees and acknowledges that it shall not, and shall cause its affiliates and Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the period beginning on such date and ending on the day on which Dealer has informed Counterparty in writing that it has completed all purchases of Shares to hedge initially its exposure to the Transaction.

Regulation M. Counterparty was not on the date on which the offering of the Convertible Notes was first announced, has not since such date, and is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Sections 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act. Counterparty shall not, until the day on which Dealer has informed Counterparty in writing that it has completed all purchases of Shares to hedge initially its exposure to the Transaction, engage in any such distribution.

No Material Non-Public Information. On (a) each day during the period beginning on the date on which the offering of the Convertible Notes was first announced and ending on the Effective Date and (b) each day that Counterparty delivers a Notice of Election Method to Dealer, Counterparty represents and warrants to Dealer that it is not aware of any material nonpublic information concerning itself or the Shares.

Right to Extend. Dealer may postpone any Potential Exercise Date or any other date of valuation or delivery with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Options), if Dealer determines, based on advice of counsel, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder, in either case, in a manner that would if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

Transfer or Assignment. Neither Counterparty nor Dealer may transfer any of its rights or obligations under the Transaction without the prior written consent of the other party; provided that Dealer may transfer or assign all or a portion of its Options hereunder at any time to any third party with a rating for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A1 or better by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Dealer without the consent of Counterparty. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance. If requested by Dealer, Counterparty shall execute such documents to reflect the transfer or assignment of such Options. If after Dealer’s commercially reasonable efforts, Dealer is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer of a sufficient number of Options to reduce the aggregate “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) of Dealer and any of its affiliates with which it is required to aggregate “beneficial ownership” under Section 13 of the Exchange Act and rules promulgated thereunder (“Dealer Group”) to 8.5% of Counterparty’s outstanding Shares or less, Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminable Portion”) of this Transaction, such that Dealer Group’s “beneficial ownership” following such partial termination will be equal to or less than 8.5%. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminable Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its affiliates whose obligations hereunder would be guaranteed by Goldman Sachs Group, Inc. without the consent of Counterparty.

Severability; Illegality. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

Early Unwind. In the event the sale of Convertible Notes is not consummated with the initial purchasers thereof (the “Initial Purchasers”) for any reason by the close of business in New York on April 17, 2007 (or such later date as agreed upon by the parties) (April 17, 2007 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (a) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, except in the case of such a failure to consummate the sale of the Convertible Notes by such date as a result of a breach by Dealer or any of its affiliates, Counterparty shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates, and assume, or reimburse the cost of, derivatives entered into by Dealer or one or more of its affiliates, in each case, in connection with hedging the Transaction and the unwind of such hedging activities. The purchase price paid by Counterparty shall be Dealer’s (or its affiliates) actual cost of such Shares and derivatives as Dealer informs Counterparty and shall be paid in immediately available funds on the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in the preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

Governing law: The law of the State of New York.

Arbitration:

(a) All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d) The arbitrators do not have to explain the reason(s) for their award.

(e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

(h) Counterparty agrees that any and all controversies that may arise between Counterparty and Dealer, including, but not limited to, those arising out of or relating to the Agreement or the Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. (“NYSE”) or NASD Dispute Resolution (“NASD-DR”), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

(i) No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

(j) Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.

Contact information. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(a) Counterparty

The TriZetto Group, Inc.

567 Nicolas Drive, Suite 360

Newport Beach, CA 92660

Attention: Chief Financial Officer

Fax: (949) 219-2199

(b) Dealer

Goldman, Sachs & Co.

One New York Plaza,

New York, New York 10004

Attention: Equity Derivatives Documentation Department

Fax: (212) 428-1980

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No.

(212) 428-1980/83.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

GOLDMAN, SACHS & CO.

By:	/s/ Conrad Langenegger
Name: Conrad Langenegger Title: VP

By:
Name: Title:

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

THE TRIZETTO GROUP, INC.

By:	/s/ James C. Malone
Name: Title: